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                                                             EXHIBIT 11


                     NAVISTAR INTERNATIONAL CORPORATION
                       AND CONSOLIDATED SUBSIDIARIES
                     ----------------------------------
              COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


     A. Primary: See the Statement of Income contained in the Navistar International Corporation 1996 Annual Report to Shareowners incorporated herein by reference.

     B. Full Dilution: Net income per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised, and the proceeds applied to reduce common stock outstanding. The computations assume that convertible preferred and preference stock are converted to common stock. Income is divided by the weighted average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.

                                         YEARS ENDED OCTOBER 31
Millions of Dollars                    1996       1995       1994
---------------------------------    --------   --------   --------
Income of
  continuing operations .........    $     65   $    164   $    102
Loss of
  discontinued operations .......           -          -        (20)
                                     --------   --------   --------
Net income ......................    $     65   $    164         82
                                     --------   --------   --------

Average common and common equivalent shares (millions):

Average common shares
  outstanding as adjusted
  per primary computation .......        73.8       74.3       74.6
Assuming conversion of Series G .          .6         .6         .6
                                     --------   --------   --------
Average common and dilutive
  common equivalent shares
  as adjusted ...................        74.4       74.9       75.2
                                     ========   ========   ========
Income per common share
  assuming full dilution
  (dollars):
    Continuing operations ........   $    .87 # $   2.20 # $   1.36 #
    Discontinued operations.                -          -       (.27)
                                     --------   --------   --------
Net income .......................   $    .87 # $   2.20 # $   1.09 #
                                     ========   ========   ========


     # This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.









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